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                                                           Exhibit 11
               CERIDIAN CORPORATION AND SUBSIDIARIES
          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(Amounts in thousands, except          Year Ended December 31
 per sharedata)                    1995         1994         1993


Net earnings (loss)           $  58,562     $ 97,689     $(252,109)
Dividends on Ceridian
 preferred stock                (12,980)     (12,980)         (325)

Net earnings (loss) for
 common stock - primary         45,582       84,708       (252,434)
 Extraordinary loss             38,947           -           8,400

Earnings (loss) before
 extraordinary item -           84,528       84,708       (244,034)
 primary
Dividends on Ceridian
 preferred stock                12,980       12,980            325

Earnings (loss) before
 extraordinary item - fully
 diluted                      $ 97,508     $ 97,689      $(243,710)

Weighted average common
 shares outstanding             66,135       65,825        64,452
Common share equivalents -
 stock options                   3,217        1,801

Weighted average common
 shares and equivalents         69,352       67,626        64,452
 outstanding - primary
Shares issuable assuming
 conversion of Ceridian         10,384       10,384           260
 preferred stock

Weighted average common
 shares and equivalents         79,736       78,010        64,712
 outstanding - full
 dilution

Primary earnings (loss) per
 share
  before extraordinary item   $    1.22    $     1.25   $    (3.79)
  Extraordinary loss              (0.56)         0.00        (0.13)
Net earnings (loss)           $    0.66    $     1.25   $    (3.92)

Fully diluted earnings
(loss) per share
before extraordinary item(1)  $    1.22    $     1.25   $    (3.77)
Net earnings (loss)  (1)      $    0.73    $     1.25   $    (3.90)

(1) The calculation of fully diluted earnings (loss) per share appearing above is submitted in accordance with Regulation S-X item 601(b)(11). These amounts are not permitted to be reported under generally accepted accounting principles (APBO No. 15) because they are the same or better than (antidilutive
     to) the primary earnings (loss) per share amounts.

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